UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/16/2009

Bare Escentuals, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33048

Delaware	20-1062857
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

71 Stevenson Street, 22nd Floor, San Francisco, CA 94105
(Address of principal executive offices, including zip code)

(415) 489-5000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2009, Bare Escentuals, Inc. (the "Company") announced that Michael R. Egeck was appointed to the board of directors of the Company on September 16, 2009. Mr. Egeck was appointed as a Class II director, with an initial term expiring at the 2011 annual meeting of stockholders. This appointment by the board of directors was based on the recommendation of its nominating and corporate governance committee. The board of directors increased the size of the board from nine to ten, and the board appointed Mr. Egeck to fill the vacancy created by the increase. Mr. Egeck has been determined by the board of directors to be independent within the meaning of the listing standards of The Nasdaq Stock Market for independent directors. It is anticipated that Mr. Egeck will be appointed to serve on the Company's Compensation Committee of our board.

As a director of the Company, Mr. Egeck is to receive the Company's standard compensation arrangements for those non-employee directors not affiliated with Berkshire Partners LLC. Under this arrangement, he will receive an annual $30,000 retainer for serving as a director. In addition, he will receive $2,500 for attendance at each regular board meeting, $1,000 for attendance at each other board meeting (including telephonic meetings) and $1,000 for attendance at each board committee meeting. He will also be reimbursed for all reasonable out-of-pocket expenses arising out of the performance of his duties as a director. Pursuant to the Company's equity incentive award program for non-employee directors, upon his appointment to the Board, the Company granted to Mr. Egeck an initial equity award of restricted stock units having an aggregate value of $250,000, based upon the fair market value of the Company's common stock on the date of grant, all of which would vest upon the three-year anniversary of the date of the grant, provided that Mr. Egeck continues to serve through such anniversary. In addition, during his service on the Company's board of directors, the Company will grant to Mr. Egeck an annual equity incentive award at the time of the Company's annual meeting of stockholders of either restricted stock, restricted stock units, or non-qualified stock options, at Mr. Egeck's option, having a value of $60,000 at the time of grant, which will vest on the one-year anniversary of the date of grant.

In connection with his appointment to the board, Mr. Egeck and the Company entered into the Company's standard form of indemnification agreement for directors, which generally would require the Company, among other things and with specified exceptions, to indemnify Mr. Egeck against certain liabilities and expenses that may arise in the event of certain proceedings involving him by reason of his service as a director and to advance certain expenses incurred by him in connection with such proceedings. The Company's standard form of indemnification agreement was filed with the Securities and Exchange Commission on June 30, 2006 as Exhibit 10.19 to the Company's registration statement on Form S-1.

Mr. Egeck is not related to any director or executive officer of the Company nor does he have relationships or transactions with the Company outside of his agreed-upon cash compensation and equity award.

The Company issued a press release on September 18, 2009 announcing Mr. Egeck's appointment to the board of directors, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.       Description

99.1                  Press Release dated September 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bare Escentuals, Inc.

Date: September 18, 2009	By:	/s/ Myles B. McCormick
Myles B. McCormick
Executive Vice President, Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated September 18, 2009